EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT is made and entered into as of August 30, 1996, by and between GORDON H. KRAFT, an individual residing in Florida (the "Seller") and SYKES ENTERPRISES, INCORPORATED, a corporation organized and existing under the laws of Florida ("SEi").

                                    RECITALS

        WHEREAS, Seller owns 650,000 shares, constituting all of the issued and outstanding shares (the "Shares") of common stock of DIAGSOFT, INC., a corporation organized and existing under the laws of California ("DiagSoft"); and

        WHEREAS, Seller desires to transfer, exchange and assign the Shares to SEi, and SEi desires to acquire the Shares from Seller, in a tax free stock for stock transaction on the terms and subject to the conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable considerations, the receipt and sufficiency of which are hereby expressly acknowledged by Seller and SEi, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        The terms defined in this Article shall have the following respective meanings for all purposes of this Agreement:

        1.1 "Affiliate" means, with respect to any Person, any family member and any other Person controlling, controlled by or under common control with such Person.

        1.2 "Business" means the business conducted as of the date of this Agreement or as of the Closing Date, as the context permits or implies, by DiagSoft and Subsidiary including, without limitation, the development, sale and licensing of diagnostic software for computers, the production of videotapes and graphic designs under the name "Big Kahuna Productions," and the development, sale and licensing of neural network software.

        1.3 "Business Day" means any day on which banks are open for business in New York, New York.

        1.4 "Closing" means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement, which shall be held on the 30th day of August, 1996, at 10:00 AM in the offices of Berliner Cohen in San Jose, California or on such other date or at such other time or place as is mutually agreed by the parties hereto.

        1.5 "Closing Date" means the date on which the Closing actually occurs.

        1.6 "Copyrights" means United States and foreign copyrights, whether registered or unregistered and pending applications to register the same.

        1.7  "Customers" shall have the meaning set forth in Section 4.15.

        1.8 "Disclosure Schedule" means the disclosure schedule executed by the Seller and SEi as of the date hereof and previously delivered to such parties, without amendment after the date hereof.

        1.9 "Employee Benefit Plan" means any plan described in Section 3(3) of ERISA and also shall mean any pension, retirement, profit sharing, savings, thrift, stock bonus, stock option, stock purchase, restricted stock purchase, stock ownership, stock appreciation right, phantom stock, deferred compensation, supplemental retirement, deferred bonus, severance, change of control, parachute, health, medical, dental, vision, prescription drugs, fitness, dependent care, educational assistance, group legal services, life insurance, accidental death, accidental dismemberment, sick pay, short-term or long-term disability, Code
   Section 125 or other cafeteria plan, supplemental unemployment income, training, apprenticeship, scholarship, tuition reimbursement, employee assistance, employee discount, subsidized cafeteria, fringe benefit, vacation, holiday, employer-sponsored recreational facility, or other employee or retiree pension benefit or welfare benefit plan, policy, contract, or arrangement, or other similar fringe or employee benefit plan, program, policy, contract, or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic covering employees or former employees of DiagSoft or Subsidiary.

        1.10 "Environmental Law" means any federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits or any governmental authorities relating to environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and applicable regulations promulgated thereunder, the Clean Air Act, as amended, and applicable regulations promulgated thereunder, the Federal Water Pollution Control Act of 1972, as amended, and applicable regulations promulgated thereunder, the Hazardous Materials Transportation Act, as amended, and applicable regulations promulgated thereunder, and the Hazardous Materials Transportation Uniform Safety Act of 1990, as amended, and applicable regulations promulgated thereunder.

        1.11 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        1.12 "Escrow Agent" means Firstar Trust Company of Milwaukee, Wisconsin, or such other person as SEi and Seller shall mutually agree upon, in its capacity as escrow agent.

        1.13 "Financial Statements" has the meaning set forth in Section 4.7.

        1.14 "Form 10-Q Balance Sheet" means the unaudited balance sheet dated June 30, 1996 (and any notes related thereto), found in Form 10-Q filed with the SEC for the quarterly period ended June 30, 1996, a copy of which is included as part of the SEi Filings.

        1.15 "GAAP" means generally accepted accounting principles as in effect in the United States on June 30, 1996.

        1.16 "Intellectual Property" means all intellectual property and property rights, including all Patent Rights, Copyrights, Trademarks, Licenses, Trade Names, Trade Secrets and all other forms of proprietary information.

        1.17 "Interim Balance Sheet" means the consolidated unaudited balance sheet of DiagSoft dated June 30, 1996 (and any related notes thereto), a copy of which is included as part of the Financial Statements.

        1.18 "Licenses" means all licenses and rights to use any Intellectual Property of another. A "Licensed Product" means any product or Intellectual Property which is the subject of a License.

        1.19 "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, results of operations or business prospects of such Person.

        1.20 "Patent Rights" means all United States and foreign patents, patent applications, continuations, continuations in part, divisions, reissues, and patent disclosures.

        1.21 "Permitted Encumbrances" means each of the following: (i) liens for property taxes and special assessments with respect to the personal property owned by DiagSoft with respect to 1996 and subsequent years; and
   (ii) mechanic's and materialmen's liens arising in the ordinary course of business.

        1.22 "Person" means an individual, partnership, corporation, trust, unincorporated organization, association or joint venture or a government agency, political subdivision or instrumentality thereof.

        1.23 "Purchase Price Shares" means a number of shares of SEi Stock equal to the greater of (a) 675,000 and (b) the result obtained by dividing $18,000,000 by the SEi Closing Price, rounded downward to the nearest whole share.

        1.24 "Related Agreements" means the agreements described in Sections 6.8, 8.7 and 8.8.

        1.25 "SEC" means the United States Securities and Exchange
   Commission.

        1.26 "SEi Closing Price" means the average closing price of SEi Stock over the five Business Days preceding the Closing Date, as reported on NASDAQ.

        1.27 "SEi Filings" means SEi's Registration Statement on Form S-1, as amended, filed with the SEC on April 24, 1996, SEi's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, and June 30, 1996, and SEi's Report on Form 8-K dated July 16, 1996.

        1.28 "SEi Stock" means SEi's common stock, $.01 par value.

        1.29 "Software" means computer program code in whatever language or format, including but not limited to object code and source code.

        1.30 "Software Contracts" means all contracts, agreements, Licenses and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use, or maintenance of computer program code, related technical or user documentation and databases.

        1.31 "Subsidiary" means Maui Analysis and Synthesis Technologies, Inc., a Hawaii corporation.

        1.32 "Taxes" means all income, gross receipts, profits, franchise, license, transfer, sales, use, ad valorem, customs, payroll, withholding, Social Security, Federal Insurance Contributions Act (FICA), Old Age, Survivors and Disability Insurance (OASDI), employment, unemployment, occupation, property (real or personal), excise or other taxes, withholdings, fees, duties, assessments, and charges imposed by any federal, state, local, or foreign taxing authority, including without limitation taxes required to be withheld from employees' and officers' compensation and paid over to taxing authorities. The term "Taxes" shall include any interest, additions or penalties (including without limitation the penalties for fraud and for substantial understatement of tax liability).

        1.33 "Technical Documentation" means all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of computer code and program documentation including, but not limited to, all user manuals, flow charts, algorithms, programmer's annotations, data dictionaries and databases relating to computer program code whether or not development of such computer code and program documentation is complete.

        1.34 "Trademarks" means anything recognizable as a trademark, service mark or trade dress at common law, under the Lanham Act or under the corresponding laws of any foreign country, whether registered or not, which is used to identify the source and quality of goods or services or to distinguish them from those of others, and all registrations and applications for registration, including intent-to-use registrations and applications for registration.

        1.35 "Trade Names" means all names used to identify a particular company, business, subsidiary, Affiliate or division thereof.

        1.36 "Trade Secrets" means confidential and proprietary ideas, trade secrets, know how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information, including, without limitation, any formulae, pattern, device or compilation of information which is used in the Business and which derives independent commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use.

        1.37 "Transfer Agent" means Firstar Trust Company of Milwaukee, Wisconsin, in its capacity as transfer agent for SEi Stock.

                                    ARTICLE 2
                           PURCHASE AND SALE OF SHARES

        Upon the terms and subject to the conditions hereof, at the Closing, Seller shall sell, assign, transfer and convey to SEi and SEi shall purchase and accept from Seller, all of Seller's right, title and interest in and to the Shares in consideration for the delivery of the Purchase Price Shares as provided in Article 3 below.

                                    ARTICLE 3
                        DELIVERY OF PURCHASE PRICE SHARES

        3.1 Delivery to Seller. On the Closing Date, SEi shall deliver to Seller irrevocable instruction to the Transfer Agent for the issue of certificates in the name of the Seller evidencing the Purchase Price Shares. Promptly following the Closing, SEi shall deliver or cause to be delivered to Seller a certificate in the name of Seller evidencing 90% of the Purchase Price Shares, rounded downward to the nearest whole share.

        3.2 Delivery to Escrow Agent. Promptly following the Closing Date, SEi shall deliver, or cause to be delivered, to the Escrow Agent under the Escrow Agreement of even date herewith between Seller, Buyer and Escrow Agent and in the form attached hereto as Exhibit A (the "Escrow Agreement"), a certificate issued in the name of Seller evidencing the balance of the Purchase Price Shares (the "Escrow Shares"). The Escrow Shares shall be subject to a pledge in favor of SEi to secure performance of Seller's obligations under Article 10 hereof and shall be held by the Escrow Agent in accordance with the Escrow Agreement

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to SEi as follows:

        4.1 Corporate Organization. DiagSoft and Subsidiary are corporations duly organized, validly existing and in good standing under the laws of California and Hawaii, respectively. Each of DiagSoft and Subsidiary has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted, and, except as set forth in Section 4.1 of the Disclosure Schedule, is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification or license. Subsidiary is a wholly owned subsidiary of DiagSoft. Except for DiagSoft's interest in Subsidiary and as set forth in Section 4.1 of the Disclosure Schedule, there are no corporations, joint ventures, partnerships or other entities or arrangements in which DiagSoft or Subsidiary, directly or indirectly, owns any capital stock or any equity interest.

        4.2  Capitalization.

             (a) The authorized capital stock of DiagSoft consists solely of common stock, of which only the 650,000 Shares owned by Seller are issued and outstanding. No shares are held as treasury shares. All issued and outstanding shares of capital stock of DiagSoft have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights and are free of any preemptive rights. Except for this Agreement and as set forth in Section 4.2(a) of the Disclosure Schedule, as of the Closing Date there are no options, warrants or other rights, nor any agreements, commitments or arrangements of any kind to which DiagSoft is a party or by which it is bound, relating to the subscription for or the issuance, voting, acquisition, sale, repurchase, transfer or disposition of (i) any capital stock of DiagSoft or securities convertible into or exchangeable for capital stock of DiagSoft, or (ii) any options, warrants or subscription rights relating to any such capital stock or securities of DiagSoft.

             (b) The authorized capital stock of Subsidiary consists solely of common stock, of which only the shares owned of record by DiagSoft are issued and outstanding. Except as set forth in Section 4.2(b) of the Disclosure Schedule, all issued and outstanding shares of capital stock of Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants or other rights, nor any agreements, commitments or arrangements of any kind, to which Subsidiary is a party or by which it is bound, relating to the subscription for or the issuance, voting, acquisition, sale, repurchase, transfer or disposition of (i) any capital stock of Subsidiary or (ii) any options, warrants or subscription rights relating to any such capital stock or securities of Subsidiary.

        4.3 Authority. Seller has all requisite right, power and authority to execute, deliver and perform this Agreement and the Related Agreements to which Seller is a party. All authorizations, approvals and consents of, or any notices to, any person, and all filings and registrations with, and consents, approvals and authorizations of, or any notices to, any domestic or foreign governmental agency or body, necessary for the execution and delivery by Seller of this Agreement, and/or the sale of the Shares by Seller hereunder have been duly obtained, effected or given and are in full force and effect. This Agreement and the Related Agreements to which Seller or DiagSoft is a party have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller or DiagSoft, as the case may be, enforceable against Seller in accordance with their respective terms.

        4.4 Ownership of Shares; Title. Seller owns of record and beneficially 650,000 Shares. Seller has, as of the Closing Date, good, marketable and valid title to the Shares, free and clear of all liens, pledges, encumbrances, claims, security interests, charges, voting trusts, voting agreements, other agreements, rights, options, warrants or other restrictions of any kind, nature or description. The delivery of the certificates for the Shares by Seller to SEi, duly endorsed for transfer, will convey to SEi good title to the Shares free and clear of all claims, liens, encumbrances, security interests, charges or restrictions on transfer of any nature whatsoever, except as created by SEi. Seller has not been involved in any proceedings by or against Seller under any bankruptcy laws or under any other insolvency or debtor's relief act since 1986.

        4.5 Seller's Consents and Approvals; No Violations. Except as set forth in Section 4.5 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which he is a party will not (with or without the giving of notice or the passage of time, or both) (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to Seller, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Seller, (ii) require any consent under or constitute a default under any material agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which Seller is party or by which he is bound, or any material license, permit or certificate held by him, (iii) require any material consent or approval by, notice to or registration with any governmental authority or (iv) result in the creation of any lien, claim, encumbrance or charge upon any of the Shares.

        4.6 DiagSoft's Consents and Approvals; No Violations. Except as set forth on Section 4.6 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which he is a party will not (with or without the giving of notice or the passage of time, or both) (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to DiagSoft or Subsidiary, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to DiagSoft or Subsidiary, (ii) violate the Certificate or Articles of Incorporation or Bylaws of DiagSoft or Subsidiary, (iii) require any consent, give rise to a right of termination or constitute a default under any material agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which DiagSoft or Subsidiary is a party or by which either of them is bound, or any material license, permit or certificate held by DiagSoft or Subsidiary or (iv) result in the creation of any lien, claim, encumbrance or charge upon any property or assets of DiagSoft or Subsidiary.

        4.7 Financial Statements. Section 4.7 of the Disclosure Schedule contains (i) the unaudited consolidated balance sheets and the related unaudited consolidated income statements and statements of cash flows (including any related notes thereto) of DiagSoft as of and for the twelve
   (12) month periods ending July 31, 1993 and July 31, 1994, the five month period ending December 31, 1994, the twelve month period ending December 31, 1995, and (ii) the Interim Balance Sheet and the related unaudited consolidated income statement for the six (6) month period ending June 30, 1996 (including any related notes thereto) (collectively, the "Financial Statements"). Except as set forth on Section 4.7 of the Disclosure Schedule, the Financial Statements (i) are true, correct and complete in all material respects; (ii) are in accordance with the books and records of DiagSoft; (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved; and (iv) in the case of the unaudited balance sheets and the Interim Balance Sheet, fairly present the consolidated financial position of DiagSoft as of the respective dates thereof and, in the case of the related unaudited interim income statements, fairly present the consolidated results of operations and earnings, respectively, of DiagSoft for the respective periods indicated.

        4.8 Undisclosed Liabilities. Except as set forth in Section 4.8 of the Disclosure Schedule, DiagSoft and Subsidiary have no liabilities (absolute, accrued, contingent or otherwise) required by GAAP to be reflected or reserved against in the consolidated statement of assets and liabilities of DiagSoft except (i) liabilities reflected or reserved against in the Interim Balance Sheet, and (ii) liabilities incurred since June 30, 1996 in the ordinary course of business, and which, in the aggregate, do not have a Material Adverse Effect.

        4.9 Taxes. Except as set forth in Section 4.9 of the Disclosure Schedule, each of DiagSoft and Subsidiary has timely filed all returns, declarations, reports, estimates, information returns and statements required to be filed by either of them, including without limitation Internal Revenue Service forms 1120, W-2, W-3, 940 and 941 and equivalent state forms (the "Returns") in respect of any Taxes and has timely paid all Taxes required to be paid by either of them. Except as set forth in
   Section 4.9 of the Disclosure Schedule: (i) the Returns accurately and completely reflect the facts regarding the income, properties, operations and status of any entity required to be shown thereon; (ii) no notice of any proposed deficiency, assessment or levy in respect of Taxes has been received by DiagSoft or Subsidiary, and Seller is not aware of any pending investigations in respect of Taxes; (iii) neither DiagSoft nor Subsidiary is currently the subject of an audit or in receipt of a notice that it is being or will be audited by a relevant taxing authority; (iv) neither DiagSoft nor Subsidiary has agreed to any extension of time of any applicable statute of limitations period; (v) DiagSoft and Subsidiary, as applicable, have duly withheld from each payment or expenditure the amount of all Taxes required to be withheld therefrom and have timely paid the same together with the employer's share of the same, if any, to the proper tax receiving officers; (vi) there is no, and will not be any, agreement or consent made under Section 341(f) of the Internal Revenue Code affecting DiagSoft or Subsidiary; (vii) except for Permitted Encumbrances, there are no liens for any Tax on the assets of DiagSoft or Subsidiary;
   (viii) there are no tax sharing agreements or similar arrangements to which DiagSoft or Subsidiary is now or ever has been a party; (ix) the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of DiagSoft or Subsidiary for any period prior to and including the Closing Date as reflected on the books of DiagSoft and Subsidiary are adequate to cover such Taxes; (x) all Tax deficiencies which have been proposed or asserted against DiagSoft or Subsidiary have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, can be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined; and (xi) all Returns with respect to taxable years ending on or prior to June 30, 1991 have been examined and closed, or are Returns with respect to which the applicable statute of limitations, after giving effect to any extensions or waivers, has expired. Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Internal Revenue Code.

        4.10 Title to Properties. Except for the leasehold interests listed in Section 4.13 of the Disclosure Schedule, DiagSoft and Subsidiary do not own any interest in real property. Section 4.10(a) of the Disclosure Schedule contains a complete and accurate list as of June 30, 1996 of all material fixed assets owned by DiagSoft or Subsidiary and used in the Business. Except for Permitted Encumbrances and as set forth in Section 4.10(b) of the Disclosure Schedule, DiagSoft and Subsidiary have good and marketable title to all the personal property and assets (tangible and intangible) reflected as owned by them on the Interim Balance Sheet or acquired since June 30, 1996 (except for properties and assets disposed of since such date in the ordinary course of business and consistent with past practice), free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever. All such assets are now in the possession of DiagSoft or Subsidiary, and no other person has a right to possession or claims possession of all or any part of such assets.

        4.11 Absence of Changes. Except as set forth in Section 4.11 of the Disclosure Schedule, since December 31, 1995 there has not been:

                  (i) any change or changes in the business, financial condition, properties, results of operations or assets or liabilities of DiagSoft, or any development or event involving a prospective change, other than changes in the ordinary course of the Business and other changes which singularly or in the aggregate, have not had and will not have a Material Adverse Effect;

                  (ii) any property damage or destruction, loss or other casualty, however arising and whether or not covered by insurance, which, singularly or in the aggregate, have had or will have a Material Adverse Effect;

                  (iii) any labor dispute or any other event or condition of any character which, singularly or in the aggregate, have had or will have a Material Adverse Effect;

                  (iv) any indebtedness incurred by DiagSoft or Subsidiary for borrowed money (except by endorsement for collection or for deposit of negotiable instruments received in the ordinary course of the Business), or any agreement to incur any such indebtedness;

                  (v) any change in the accounting methods or material change in the practices of DiagSoft or any change in depreciation or amortization policies or rates theretofore adopted;

                  (vi) any amendment or termination of any material contract, agreement, lease, franchise or license to which DiagSoft or Subsidiary is or was a party;

                  (vii) any amendment of the Certificate or Articles of Incorporation or Bylaws of DiagSoft or Subsidiary;

                  (viii) except for Permitted Encumbrances, any mortgage, pledge or other encumbering of any material property or assets of DiagSoft or Subsidiary;

                  (ix) any material liability or obligation incurred by DiagSoft or Subsidiary, except current liabilities incurred in the ordinary course of the Business, or any cancellation or compromise by DiagSoft of any material debt or claim, or any waiver or release by DiagSoft or Subsidiary of any right of substantial value to the Business;

                  (x) any sale, transfer, lease, abandonment or other disposal of any machinery, equipment or real property with a fair market value in excess of $10,000 or, except in the ordinary course of the Business, any sale, transfer, lease, abandonment or other disposal of any material portion of any other properties or assets of DiagSoft or Subsidiary (real, personal or mixed, tangible or intangible).

                  (xi) any transfer, disposal or grant of any rights under any patent, trademark, trade name, copyright, copyright registration, service mark, invention or license owned by DiagSoft or Subsidiary, or any disposal of or disclosure to any Person other than representatives of SEi of any material trade secret, formula, process or know-how owned by DiagSoft or Subsidiary not theretofore a matter of public knowledge; except, in each case, in the ordinary course of the Business;

                  (xii) any bonuses or other increases in the compensation of DiagSoft's or Subsidiary's officers, employees or directors; or any agreement by DiagSoft or Subsidiary entered into with any officer, employee or director; or any increase or change in benefits under any DiagSoft Employee Benefit Plan (as defined herein); except, in each case, in the ordinary course of the Business and consistent with past practice;

                  (xiii) any single capital expenditure in excess of $10,000, made or committed for by DiagSoft or Subsidiary for any tangible or intangible capital assets, additions or improvements, except in the ordinary course of the Business;

                  (xiv) any declaration, payment or reservation for payment of any dividend or other distribution in respect of the capital stock or other securities of DiagSoft, or any redemption, purchase or other acquisition, directly or indirectly, of any shares of capital stock or other securities of DiagSoft;

                  (xv) except in the ordinary course of the Business and consistent with past practice, any grant or extension of any power-of-attorney or guaranty in respect of the obligation of any Person; or

                  (xvi) any payment by DiagSoft or Subsidiary of any personal expenses of Seller or any Affiliate of Seller, other than payments in consideration of which Seller has issued promissory notes in favor of DiagSoft.

                  (xvii) any entry by DiagSoft or Subsidiary into any binding agreement, whether in writing or otherwise, to take any action described in this Section 4.11.

        4.12 Intellectual Property.

             (a) Section 4.12(a) of the Disclosure Schedule contains a list and description of all Software Contracts relating to or arising from the Business, subdivided under the following categories:

                  (i) Licenses from third parties (development and/or marketing);

                  (ii) Licenses from third parties (internal use only);

                  (iii) development contracts, work-for-hire agreements, and consulting and employment agreements;

                  (iv) distributorships, dealerships, franchises, and commercial sales representation contracts;

                  (v)  Licenses and sublicenses to others; and

                  (vi) maintenance, support or enhancement agreements.

        Except as disclosed in Section 4.12(a) of the Disclosure Schedule, no fees or royalties are payable or will be payable under the Software Contracts described in subparagraphs (i) and (ii) as a result of DiagSoft's or Subsidiary's use of the licensed Software in the ordinary course of its business, other than fees or royalties due for upgrades.

             (b) Section 4.12(b) of the Disclosure Schedule contains a list and description of all Intellectual Property owned by DiagSoft or Subsidiary or used by DiagSoft or Subsidiary in the conduct of the Business, subdivided under the following categories:

                  (i) Copyrights owned by, licensed to or used by DiagSoft or Subsidiary, showing in each case, the owner, licensor, if any, and, where registered, the country of registration, registration number, title and date of issuance.

                  (ii) Software used or possessed by DiagSoft or Subsidiary which is the subject of a License in favor of DiagSoft or Subsidiary, showing in each case, the name and release number of the Licensed Product, the owner of the Copyright in the product, the serial number or registration number of the Licensed Product, a brief description of the Licensed Product's function whether the License is transferable, whether the License will remain in effect upon the consummation of the transactions contemplated by this Agreement and the Related Agreements, and whether DiagSoft or Subsidiary may sublicense the Licensed Product to third parties.

                  (iii) Software owned by DiagSoft or Subsidiary, showing in each case, the name of the product, the current release number of the product, the release numbers of all prior releases and the date of such releases, and the registration number, if any, of all registered Copyright in such product.

                  (iv) Trademarks and Trade Names adopted and used by DiagSoft or Subsidiary, showing in each case, the Trademark or Trade Name, its U.S. and foreign registration numbers, if any, the countries of such registration, whether it is registered on the U.S. Principal or Supplemental Register, its date of registration and the date of its most recent renewal or affidavit of continued use, if any.

                  (v) Patent Rights owned or used by DiagSoft or Subsidiary in the Business, showing in each case, the country of registration, the registration number, the title and date of issue.

             (c) Except for the rights and Licenses validly and effectively established by the Software Contracts and as otherwise disclosed in
   Section 4.12(c) of the Disclosure Schedule, DiagSoft or Subsidiary owns all rights, title and interest in the Intellectual Property required to be identified on Schedule 4.12(b), free and clear of any encumbrance.

             (d) Except as disclosed in Section 4.12(d) of the Disclosure Schedule, (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Section 4.12(b) of the Disclosure Schedule as being owned by DiagSoft or Subsidiary are valid and in force and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind and, to the best knowledge of Seller and the management of DiagSoft, there is no basis for any such challenge; (ii) the Intellectual Property owned by DiagSoft or Subsidiary is valid and enforceable; and (iii) DiagSoft or Subsidiary has the exclusive right to bring acts for infringement or unauthorized use of the Intellectual Property and to the best knowledge of Seller and the management of DiagSoft, there is no basis for any such action.

             (e) Except as disclosed in Section 4.12(e) of the Disclosure Schedule, all Software required to be disclosed on Schedule 4.12(b)(i) is subject to valid and enforceable Copyright solely owned by DiagSoft or Subsidiary. In no instance has the eligibility of the Software for protection under applicable copyright law been forfeited to the public domain.

             (f) Except as disclosed in Section 4.12(f) of the Disclosure Schedule, each of DiagSoft and Subsidiary has promulgated and used its best efforts to enforce a Trade Secret protection program. To the best knowledge of Seller and the management of DiagSoft, there has been no material violation of such program by any person or entity. To the best knowledge of Seller and the management of DiagSoft, the source code and other proprietary information relating to the Software and all other Trade Secrets required to be disclosed on Schedule 4.12(b) (1) have at all times been maintained in confidence and (2) have not been disclosed to employees, consultants or other third parties except on a "need to know" basis in connection with their respective performance of duties to DiagSoft.

             (g) Except as disclosed in Section 4.12(g) of the Disclosure Schedule, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Software, Technical Documentation or Intellectual Property on behalf of DiagSoft or Subsidiary either (1) have been party to a "work-for-hire" arrangement or agreement in accordance with applicable federal and state law, that has accorded DiagSoft or Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property arising thereby, or (2) have executed appropriate instruments of assignment in favor of DiagSoft or Subsidiary as assignee that have conveyed to DiagSoft or Subsidiary full effective, and exclusive ownership of all tangible and intangible property thereby arising.

             (h) Except as disclosed in Section 4.12(h) of the Disclosure Schedule, all personnel contributing to or participating in the conception and development of the Software required to be disclosed on
   Schedule 4.12(b) have been either: (1) employees of DiagSoft or Subsidiary in the context of United States Copyright law thereby conferring in DiagSoft or Subsidiary the status of sole statutory author and owner of such Software, or (2) non-employees, consultants, contractors or agents who have executed appropriate instruments of assignment in favor of DiagSoft or Subsidiary as assignee that have conveyed to DiagSoft or Subsidiary full, effective and exclusive ownership of all tangible and intangible property thereby arising.

             (i) No claims have been asserted by any person or entity to the ownership of or right to use any of the Intellectual Property required to be disclosed on Schedule 4.12(b) and Seller and the management of DiagSoft are not aware of any valid basis for any such claim. The use of such Intellectual Property by DiagSoft or Subsidiary has not infringed on the rights of any person; and no claim of infringement or any misuse or misappropriation of any such Intellectual Property of any other person has been made or asserted in respect of the Business, nor is there any basis for any such claim.

             (j) Except as disclosed in Section 4.12(j) of the Disclosure Schedule, the Technical Documentation of DiagSoft and Subsidiary includes the system documentation, statements of principles of operation, flow charts, algorithms and schematics for all Software required to be disclosed on Schedule 4.12(b), as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a computer programmer of ordinary skill. The Technical Documentation also includes any program (including compilers), "work benches," tools, and higher level (or "proprietary") languages used for the development, maintenance and implementation of such Software.

             (k) Except as disclosed in Section 4.12(k) of the Disclosure Schedule, DiagSoft or Subsidiary, where applicable, has validly and effectively obtained the right and license to use, copy, modify and distribute the third party programming and materials contained in the Software and Technical Documentation required to be disclosed on
   Schedule 4.12(b) pursuant to the Software Contracts identified as "Licenses from third parties (development and/or marketing)" or "Licenses from third parties (internal use only)" in Sections 4.12(a)(i) and 4.12(a)(ii), respectively, of the Disclosure Schedule. Such Software and Technical Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or License. Such Software and Technical Documentation do not contain derivative works of any programming or materials not owned in their entirety by DiagSoft or Subsidiary, where applicable, and included in the Intellectual Property.

             (l) Neither DiagSoft nor Subsidiary has granted, transferred, or assigned any right or interest in its Software, Technical Documentation or Intellectual Property to any person or entity, except pursuant to the Software Contracts identified as "distributorships, dealerships, franchises, and commercial sales representation agreements" or "Licenses and sublicenses to others" in Sections 4.12(a)(iv) and (v), respectively, of the Disclosure Schedule. Except as set forth in Section 4.12(l) of the Disclosure Schedule, all Software identified as "Licenses and sublicenses to others" in Section 4.12(a)(v) of the Disclosure Schedule constitute only end-user agreements, each of which grants the end-user thereunder only the nonexclusive right and License to use an identified software product and related user documentation, for internal purposes only, on a single central processing unit. There are no contracts, agreements, Licenses or other commitments and arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software or any Intellectual Property by any independent sales person, distributor, sublicensor or other remarketer or sales organization, except for the Software Contracts identified as "distributorships, dealerships, franchises, and commercial sales representation agreements" in Section 4.12(a)(iv) of the Disclosure Schedule.

        4.13 Leases. Section 4.13 of the Disclosure Schedule contains an accurate and complete list of all leases pursuant to which DiagSoft or Subsidiary leases real or personal property. Except as set forth in
   Section 4.13 of the Disclosure Schedule, all such leases are in full force and effect and are valid, binding and enforceable in accordance with their terms; there are no existing defaults or events which, with the giving of notice or the lapse of time or both, would constitute a default thereunder by DiagSoft or Subsidiary or, to the best knowledge of Seller, any other party or parties thereto.

        4.14 Bank Accounts; Investments.

             (a) Section 4.14(a) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which DiagSoft or Subsidiary maintains safe deposit boxes or accounts of any nature and the names (and limits, if any) of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

             (b) Section 4.14(b) of the Disclosure Schedule set forth a description (including applicable interest rates) of all funds, securities and other instruments in which DiagSoft's excess cash was invested as of June 30, 1996 (the "Investments"). All such Investments are investment grade and can be liquidated within one Business Day without being discounted. Neither DiagSoft nor its Affiliates beneficially own any shares of SEi Stock.

        4.15 Material Contracts and Customers.

             (a) Section 4.15 of the Disclosure Schedule contains a true and correct list of all material contracts, agreements or other understandings or arrangements, written or oral, or commitments therefor, relating to DiagSoft, Subsidiary, the Business or the assets or liabilities of DiagSoft or Subsidiary (collectively, the "Contracts"). Except as set forth in Section 4.15 of the Disclosure Schedule, neither DiagSoft nor Subsidiary is party to, or otherwise bound by, any material written or oral, formal or informal:

                  (i) purchase orders and other contracts for the sale of goods or services in excess of $25,000;

                  (ii) contracts, agreements or commitments for the purchase of materials or services which are not required in the current operation of the Business in the ordinary course, or any agreements or commitments for the sale of goods or services which are inadequate to recover current costs;

                  (iii) contracts involving the expenditure of more than $25,000 in any instance for the purchase of material, supplies, equipment or services;

                  (iv) contracts involving the expenditure of more than $25,000 which are not cancelable within thirty (30) days;

                  (v) contracts relating to the leasing (as lessor or lessee) or the conditional purchase or sale by DiagSoft or Subsidiary of any property, whether real, personal or mixed;

                  (vi) contracts to which DiagSoft or Subsidiary is a party or by which any of its assets are bound that require consent by any other Person in connection with the transaction contemplated hereby, either to prevent a breach or continue the effectiveness thereof;

                  (vii) contracts or arrangements with any governmental body, agency or authority;

                  (viii) indentures, mortgages, promissory notes, loan agreements, capital leases, security agreements or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets, or which create a lien or encumbrance on any assets of DiagSoft or Subsidiary;

                  (ix) guarantees of the obligations of third parties or agreements to indemnify third parties (other than indemnification provisions provided in the ordinary course to or for the benefit of customers);

                  (x) agreements which restrict DiagSoft or Subsidiary from doing business in any geographic location;

                  (xi) policies of insurance in force and effect with respect to the Business or assets of DiagSoft or Subsidiary;

                  (xii) contracts or agreements with Seller or its Affiliates;

                  (xiii) license agreements (as licensee or licensor) with third parties, other than Software Contracts;

                  (xiv)     employment or consulting agreements;

                  (xv) distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar contracts or any contract relating to the payment of a commission;

                  (xvi) collective bargaining or other agreements with labor unions; or

                  (xvii) any other contract outside the ordinary course of the Business not otherwise described in this Subsection.

             (b) True and complete copies of each of the Contracts have been made available to SEi by Seller. Except as set forth on Section 4.15 of the Disclosure Schedule, each of the Contracts is in full force and effect and there exists no default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder by DiagSoft or Subsidiary or, to the best knowledge of the Seller, by any other party thereto. Except as set forth in Section 4.15 of the Disclosure Schedule, no written notice of termination or nonrenewal has been given under any Contract. The dollar amounts set forth in this Section 4.15 with respect to the Contracts shall not be deemed to represent any standard of "materiality" with respect to the Contracts or otherwise for any other purpose and shall have no application to any other Section of this Agreement.

             (c) Section 4.15 of the Disclosure Schedule identifies the name and location of the ten largest customers (the "Customers") and the five largest suppliers, in each case measured by volume of dollars generated or paid, of the Business for the twelve months ended June 30, 1996. The relationship of DiagSoft with the Customers is good, and Seller is not aware of any intention of any such Customers or suppliers to terminate or modify any of such relationships. DiagSoft is not generally required to provide bonding or any other security arrangements in connection with any transactions with its customers or suppliers.

        4.16 Related Transactions.

             (a) Except as set forth in Section 4.16 of the Disclosure Schedule, neither DiagSoft nor Subsidiary has any contractual relationship with, or any obligation or liability owed to or by, Seller. All such contractual relationships are on terms that are no less favorable to DiagSoft or Subsidiary than would be the case with a non-affiliated party.

             (b) Except as set forth in Section 4.16 of the Disclosure Schedule, neither Seller nor any director or officer of DiagSoft or Subsidiary has any material interest, direct or indirect, in any Person which (i) is a material competitor, customer, subcontractor or supplier of DiagSoft or Subsidiary or (ii) has an existing material relationship with, or a material interest in DiagSoft or Subsidiary, including but not limited to lessors of real or personal property and Persons against which rights or options are exercisable by DiagSoft or Subsidiary.

        4.17 Insurance. Section 4.17 of the Disclosure Schedule contains an accurate and complete list of all policies of insurance presently maintained with respect to DiagSoft or Subsidiary including, without limitation, "key man" insurance with respect to any employee. Such list includes a description of coverage, the amount of coverage and the name of the insurer or an indication that DiagSoft has self-insured any particular aspect of the Business. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy and there is, and has been, no material default by DiagSoft or Subsidiary with respect to its obligations under any such policy. Except as set forth in Section 4.17 of the Disclosure Schedule, Seller and DiagSoft have not received during the past two (2) years any written notice or other written communication from any insurance company declining to write insurance with respect to the Business, or canceling or materially amending any of DiagSoft's or Subsidiary's insurance policies or proposing to do so.

        4.18 Labor Matters.

             (a) Except to the extent set forth in Section 4.18(a) of the Disclosure Schedule, (i) there is no unfair labor practice charge or complaint against DiagSoft pending before the National Labor Relations Board or any other labor grievance board, authority or tribunal, nor, to the best knowledge of Seller and management of DiagSoft, has any such charge or complaint been threatened against DiagSoft; (ii) there is no labor strike, dispute, slowdown, or stoppage pending against or affecting DiagSoft; (iii) DiagSoft is not a party to any collective bargaining agreement or contract with any labor union and, to the knowledge of Seller, no union representation question exists respecting the employees of DiagSoft; (iv) no material grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending; (v) no event has occurred, and DiagSoft will not take any action prior to the Closing, which would require notification to employees under the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder; and (vi) there are no other controversies pending between DiagSoft and any of its employees, including, without limitation, claims arising under any labor laws, which controversies have had or may have a Material Adverse Effect.

             (b) Section 4.18(b) of the Disclosure Schedule sets forth the names of all employees, consultants, officers and directors of DiagSoft and Subsidiary, their length of employment, compensation level and other terms of employment. Seller has delivered to SEi copies of all currently effective written employment agreements, and written summaries of all verbal employment arrangements, to which DiagSoft or Subsidiary is a party with any of its employees.

        4.19 Employee Benefit Plans.

             (a) Set forth in Section 4.19 of the Disclosure Schedule is an accurate and complete list of all Employee Benefit Plans maintained or contributed to by DiagSoft or Subsidiary (each a "DiagSoft Employee Benefit Plan").

             (b) Except as required by Chapter 6 of Title 1 of ERISA and any applicable state continuation or conversion laws and except as set forth in Section 4.19 of the Disclosure Schedule, no such DiagSoft Employee Benefit Plan that is a welfare plan provides any health or life insurance coverage to any individual for events occurring, or expenses incurred, after termination of employment and no promise has been made nor any liability incurred by DiagSoft or Subsidiary for post-retirement and/or post-termination health or life insurance or other benefits.

             (c) Except as set forth in Section 4.19 of the Disclosure Schedule, each such DiagSoft Employee Benefit Plan is with respect to form, operation, and administration in material compliance with its terms, ERISA, the Code and any other applicable laws and regulations, and neither DiagSoft nor Subsidiary nor any such DiagSoft Employee Benefit Plan is liable for any material fine, excise tax, or loss of income tax deduction with respect to the operation of any such DiagSoft Employee Benefit Plan. Except as set forth in Section 4.19 of the Disclosure Schedule, each such DiagSoft Employee Benefit Plan that is intended to be qualified under
   Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and each trust maintained in connection with such DiagSoft Employee Benefit Plan has been determined by the Internal Revenue Service to be tax-exempt under Section 501(a) of the Code, and Seller, DiagSoft and Subsidiary have no knowledge of any circumstances which would cause any DiagSoft Employee Benefit Plan to be subject to disqualification or a related trust to lose its tax-exempt status.

             (d) Except as set forth in Section 4.19 of the Disclosure Schedule, there has occurred:

                  (i) no prohibited transaction, as defined in Sections 406 and 407 of ERISA or Section 4975 of the Code, and

                  (ii) no breach of any duty imposed by Title I of ERISA, by DiagSoft, any entity related to DiagSoft (within the meaning of Sections 414(b), (c), (m), or (o) of the Code) (the "Controlled Group"), or any director, officer, or employee of DiagSoft or any entity in the Controlled Group, that could have a Material Adverse Effect.

             (e) Except as set forth in Section 4.19 of the Disclosure Schedule, to the extent material, all amounts that DiagSoft and/or Subsidiary are required to have contributed to any DiagSoft Employee Benefit Plan have been contributed within the time prescribed by applicable law and all benefits, expenses, and other amounts due and payable and all transfers or payments required to be made with respect to any DiagSoft Employee Benefit Plan have been paid within the time prescribed by the applicable documents and governing law. No increase in benefits under or other modifications or amendments to any DiagSoft Employee Benefit Plan have been made subsequent to the date as of when documents or disclosures have been provided or made available to SEi.

             (f) Except as set forth in Section 4.19 of the Disclosure Schedule, to the extent material, all required reports and descriptions (including, but not limited to, Form 5500 annual reports, summary annual reports, and summary plan descriptions) with respect to each DiagSoft Employee Benefit Plan have been properly filed with the appropriate governmental authority and distributed to participants substantially as required by law, and DiagSoft and Subsidiary have substantially performed their obligations under Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA"). As soon as practicable after the execution of this Agreement, Seller shall provide to SEi, to the best of its knowledge, a list of qualified beneficiaries receiving (or eligible to elect to receive to the extent the plan administrator has been informed) COBRA continuation coverage and the date and type of their qualifying events; provided, however, that such list shall be compiled on a blind basis, eliminating names and other clearly identifying criteria. As soon as practicable after Closing, Seller shall provide to SEi an updated list of all qualified beneficiaries receiving (or eligible to elect to receive) COBRA continuation coverage and the date and type of their qualifying events effective as of the Closing Date.

             (g) Except as set forth in Section 4.19 of the Disclosure Schedule, neither DiagSoft nor Subsidiary has incurred nor expects to incur any material liability to the PBGC (as defined under Title IV of ERISA), the Internal Revenue Service, the Department of Labor of the United States, or otherwise with respect to any DiagSoft Employee Benefit Plan currently or previously maintained or contributed to by DiagSoft or by members of the Controlled Group (as defined in paragraph (d) above) that has not been satisfied in full, and no condition exists that presents a material risk to DiagSoft or the Controlled Group of incurring such a material liability, other than liability for premiums due to the PBGC.

             (h) Except as set forth in Section 4.19 of the Disclosure Schedule, to the knowledge of Seller and DiagSoft, none of DiagSoft and the Controlled Group has withdrawn from or caused a partial withdrawal to occur with respect to an DiagSoft Employee Benefit Plan that is a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) that presents a material risk to DiagSoft of incurring any unpaid withdrawal liability under Title IV of ERISA.

             (i) Except as set forth in Section 4.19 of the Disclosure Schedule, there are no material claims (other than routine claims for benefits) or lawsuits pending with respect to any DiagSoft Employee Benefit Plan.

             (j) Except as set forth in Section 4.19 of the Disclosure Schedule, there are no leased employees within the meaning of Sections 414(n) or (o) of the Code, or the regulations thereunder, who perform services for DiagSoft or Subsidiary.

             (k) Except as set forth in Section 4.19 of the Disclosure Schedule, Seller has previously delivered or made available to SEi true and complete copies of: (i) the plan documents for each DiagSoft Employee Benefit Plan identified in Section 4.19 of the Disclosure Schedule together with all amendments thereto, including all amendments to be effective at a later date, and (ii) to the extent applicable for each such DiagSoft Employee Benefit Plan, the most recent Internal Revenue Service determination letters, summary plan descriptions, annual reports (Form 5500 series) and accompanying schedules (or such alternate reports in lieu thereof).

        4.20 Litigation. Except as set forth in Section 4.20 of the Disclosure Schedule, there are no material claims, actions, suits, or proceedings pending or, to the best knowledge of Seller, threatened, against DiagSoft or Subsidiary relating to this Agreement or the transactions contemplated hereby or to the business or property of DiagSoft or Subsidiary, at law or in equity or before or by any federal, state, local, or foreign court or other governmental department, commission, board, agency, instrumentality or authority, nor any arbitration proceeding, in each case including, without limitation, any claims relating to environmental matters. DiagSoft is not subject to any adverse judgment, order, writ, injunction or decree of any court or governmental body.

        4.21 Compliance with Laws. Except as set forth in Section 4.21 of the Disclosure Schedule, each of DiagSoft and Subsidiary has conducted the Business so as to comply with, and is not in violation of, nor has it received any written notice claiming it is in violation of, any order, law, ordinance, statute, rule or regulation applicable to it, or to the Business or any of the property or assets of DiagSoft, except to the extent that such non-compliance would not have a Material Adverse Effect. Each of DiagSoft and Subsidiary has all material licenses, permits, certificates of occupancy and authorizations necessary to conduct the Business.

        4.22 Environmental Matters. Except as set forth in Section 4.22 of the Disclosure Schedule:

             (a) the conduct of the Business complies with, and DiagSoft is not in violation of, in connection with the conduct of the Business, any applicable Environmental Laws (as defined in paragraph (e) below), except where the failure to be in compliance would not have an effect that is materially adverse to the conduct of the Business at the location where the failure occurs;

             (b) Seller and DiagSoft have not received written notification from any governmental authority of any current, existing violations of any Environmental Laws relating to the Business, nor, to the best of Seller's knowledge, are there any judicial or administrative writs, injunctions, decrees, orders or judgments outstanding or any lawsuits, claims, proceedings or investigations pending or threatened relating to the ownership, use, maintenance or operation of the conduct of the Business;

             (c) without limiting the generality of the foregoing, DiagSoft has not (i) received written notification from the United States Environmental Protection Agency, or any state or local agency which serves a similar function, that it is a Potentially Responsible Party under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous state or local law for "removal" or "remedial" action at a waste site listed on the National Priorities List or any database established pursuant to any state or local law to which it sent or arranged for the transportation or disposal of any hazardous substance, or (ii) received written notification that it is liable for contribution for costs incurred by another person in taking "removal" or "remedial" action under CERCLA or any analogous state or local law.

             (d) Section 4.22 of the Disclosure Schedule sets forth all of the licenses, permits and approvals held by DiagSoft and required by Environmental Laws for the conduct of the Business as now conducted ("Permits"), which constitute all material permits required of DiagSoft by the Environmental Laws for the conduct of the Business. DiagSoft is not presently in material violation of any Permit, and, to the best of the Sellers' and the management of DiagSoft's knowledge, there is no proceeding pending or threatened with respect to the revocation or limitation of any Permit.

        4.23 Books and Records. The books, accounts and records of DiagSoft and Subsidiary (i) are located at DiagSoft's headquarters at 5615 Scotts Valley Drive, Suite 140, Scotts Valley, California 95066, (ii) are correct and complete in all material respects, (iii) have been maintained in accordance with good business practice and (iv) constitute all the books, accounts and records necessary to carry on the Business in the manner in which it is currently being conducted and has over the preceding twelve
   (12) months been carried on. Copies of the Certificate or Articles of Incorporation, including all amendments thereto, the Bylaws and the minutes of all shareholder and director meetings of DiagSoft and Subsidiary, hereto delivered by Seller to SEi, are complete and correct.

        4.24 Disclosures. None of the representations or warranties by Seller herein and no statement contained in any certificate, Schedule or other writing furnished by Seller to SEi in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

        4.25 Adequacy of Assets. Except as set forth in Section 4.25 of the Disclosure Schedule, the assets of DiagSoft and the facilities, assets and services to which DiagSoft has a contractual right of use include all rights, properties, assets, facilities and services necessary for the carrying on of the Business in the manner in which it is currently being, and has over the immediately preceding twelve (12) months been, carried on, and DiagSoft does not depend in any material respect upon the use of assets owned by, or facilities or services provided by, Seller or any Affiliate of Seller. Seller is not and has not within the past four years, directly or indirectly, whether individually or through employment by or ownership of any partnership, corporation or other entity, other than DiagSoft and Subsidiary, engaged in the Business or any other business reasonably related thereto.

        4.26 Pooling of Interests; Tax Free Reorganization.

             (a) Seller acknowledges and agrees that SEi intends to treat the acquisition of the Shares as a "pooling of interests" for financial accounting purposes as permitted under Accounting Principles Board (APB) Opinion No. 16. Seller and DiagSoft have not taken, and agree not to take, any action that (without giving effect to this Agreement, the transactions contemplated hereby, or actions relating thereto, or any action taken or agreed to be taken by SEi) would prevent SEi from accounting for the acquisition of the Shares as a "pooling of interests" including, without limitation, (i) acquiring or transferring shares of DiagSoft's capital stock during the thirty (30) days prior to the Closing Date, (ii) DiagSoft selling or disposing of within the two years preceding the Closing assets representing more than 10% of the greater of operating profits, assets or revenues, or other "significant" assets, as that term is used in FASB Statement No. 14, or (iii) selling, assigning or transferring, or agreeing or allowing to be created any rights or obligations for the sale, assignment or transfer of, any of the Purchase Price Shares before at least thirty days of combined operations of SEi and DiagSoft have elapsed and the financial statements reflecting such operations have been prepared and published within the meaning of Section
   201.01 of the Codification of Financial Reporting Policies of the SEC. Except as disclosed in Section 4.26 of the Disclosure Schedule, DiagSoft has not engaged in any transactions with respect to its treasury shares during the two year period ending as of the Closing Date.

             (b) Seller acknowledges and agrees that the transactions contemplated by this Agreement are to constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Seller has a present intention of retaining at least 50% of the Purchase Price Shares.

        4.27 Accounts Receivable. Section 4.27 of the Disclosure Schedule sets forth a true and correct in all material respects list and aging of all unpaid accounts receivable owing to DiagSoft or Subsidiary as of June 30, 1996. The accounts receivable of DiagSoft and Subsidiary, including, without limitation, those reflected in Section 4.27 of the Disclosure Schedule, constitute or will constitute as of the respective dates thereof, legal, valid, binding and enforceable claims arising from bona fide transactions in the ordinary course of the Business and, except to the extent reserved against on the Interim Balance Sheet, are or will be as of the respective dates thereof collectible in the ordinary course of the Business and are not subject to any known counterclaims or set-offs. The reserves for doubtful accounts and allowances with respect to the accounts receivables generated after June 30, 1996 and prior to the Closing will be established on the basis of evaluation of specific accounts and age classifications in accordance with GAAP.

        4.28 Brokers and Finders. No agent, broker, investment banker, person or firm acting on behalf of DiagSoft, Seller or any firm or entity affiliated with any of them is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

        4.29 Investment Intent; Information Disclosures.

             (a) Seller hereby acknowledges that the SEi Stock to be received by Seller will be acquired for Seller's own account and without any view to the distribution of any part thereof without registration under applicable federal and state securities laws. Seller represents that Seller does not have any agreements or arrangements to sell, transfer or grant participations with respect to the Purchase Price Shares.

             (b) Seller understands that the SEi Stock constituting the Purchase Price Shares are not registered under the United States federal or state securities laws on the ground that the transactions contemplated hereby are exempt from registration under the Securities Act of 1933 (the "1933 Act") pursuant to Section 4(2) thereof, and that SEi's reliance on such exemption is predicated on Seller's representations set forth herein.

             (c) Seller represents that Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchase Price Shares, and has the ability to bear the economic risks of such investment. Seller further represents that Seller has had (i) access, prior to the Closing Date, to the SEi Filings, (ii) the opportunity to ask questions of, and receive answers from, SEi concerning SEi and the Purchase Price Shares and (iii) the opportunity to obtain additional information (to the extent SEi possessed such information or could acquire it without unreasonable expense) necessary to verify the accuracy of any information received or to which Seller had access.

             (d) Seller understands and agrees that the Purchase Price Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act and applicable state laws, unless exemptions from registration requirements are available, and that in the absence of an effective registration statement covering the Purchase Price Shares or an available exemption from applicable registration requirements, the Purchase Price Shares must be held indefinitely. In particular, the Purchase Price Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of such rule are met.

             (e) Seller agrees that Seller will not offer, sell, mortgage, pledge or otherwise dispose of any of the Purchase Price Shares (other than pursuant to an effective registration statement under the 1933 Act) unless and until Seller delivers an opinion of counsel satisfactory to SEi that registration under applicable United States federal or state securities laws is not required.

             (f) Seller agrees that all certificates for Purchase Price Shares shall bear the following legend:

             These securities have not been registered, qualified, recommended, approved or disapproved under United States federal securities law or state securities laws. The shares represented by this certificate may not be sold, transferred or otherwise disposed of by an investor without (i) registration under United States federal and state securities laws, or (ii) delivery of an opinion of counsel satisfactory to the corporation that neither the sale nor the proposed transfer constitutes a violation of any United States federal or state securities law.

        4.30 Net Income. DiagSoft's net income for the period beginning January 1, 1996 and ending on the Closing Date is not less than $250,000.

                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF SEi

        SEi hereby represents and warrants to Seller as follows:

        5.1 Corporate Organization. SEi is a corporation duly organized, validly existing and in good standing under the laws of the Florida and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted.

        5.2 Capitalization of SEi. All issued and outstanding shares of SEi Stock have been, and upon issuance the Purchase Price Shares will be, duly authorized and validly issued, fully paid and nonassessable. The issuance of the Purchase Price Shares is not subject to any preemptive right or right of first refusal that has not been satisfied or waived.

        5.3 Authority. SEi has all requisite corporate right, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by SEi has been duly and validly authorized and approved by all necessary corporate action. All authorizations, approvals and consents of, or any notices to, any Person, and all filings and registrations with, and consents, approvals and authorizations of, and any notices to, any governmental agency or body, necessary for the execution and delivery by SEi hereunder have been duly obtained, effected or given and are in full force and effect. This Agreement and the Related Agreements to which SEi is a party have been duly and validly executed and delivered by SEi and constitute the legal, valid and binding obligations of SEi, enforceable against SEi in accordance with their respective terms. This Agreement has been duly and validly executed and delivered by SEi and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes the legal, valid and binding obligation of SEi enforceable against it in accordance with its terms.

        5.4 SEi's Consents and Approvals; No Violations. Except as set forth in Section 5.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by SEi will not (with or without the giving of notice or the passage of time, or both), (i) violate any applicable provision of law or any rule or regulation of any administrative agency or governmental authority applicable to SEi, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to SEi, (ii) violate the Articles of Incorporation or Bylaws of SEi, (iii) require any consent under or constitute a default under any material agreement, indenture, mortgage, deed of trust, lease, license, or other instrument to which SEi is a party or by which SEi is bound, or any material license, permit or certificate held by SEi (other than any consents which will have been obtained on or prior to the Closing Date), or (iv) require any material consent or approval by, notice to or registration with any governmental authority.

        5.5 Litigation. Except as set forth in Section 5.5 of the Disclosure Schedule, there are no claims, actions, suits, or proceedings pending or, to the best knowledge of SEi, threatened, against SEi relating to this Agreement or the transactions contemplated hereby or to the business or property of SEi, at law or in equity or before or by any federal, state, local, or foreign court or other governmental department, commission, board, agency, instrumentality or authority, or any arbitration proceeding, in each case which are likely to have a Material Adverse Effect. SEi is not subject to any judgment, order, writ, injunction or decree of any court or governmental body.

        5.6 Brokers and Finders. No agent, broker, investment banker, Person or firm acting on behalf of SEi or any entity affiliated with SEi is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

        5.7 SEi Information. SEi has delivered to Seller true and complete copies of the SEi Filings. SEi will deliver to Sellers true and complete copies of any and all other documents filed by SEi with the SEC on or prior to the Closing Date (other than exhibits which SEi will make available upon request). At the date hereof, the SEi Filings, taken as a whole, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading. At the date of filing with the SEC of any such other filed document and at the Closing Date, such document, taken as a whole and considered in the context of other SEi Filings, will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        5.8 No Material Adverse Change. Since June 30, 1996, there has been no material adverse change, nor any development or event involving a prospective material adverse change in the business, financial conditions or results of operations and SEi and its subsidiaries, taken as a whole.

        5.9 Undisclosed Liabilities. Except as set forth in Section 5.9 of the Disclosure Schedule, SEi has no liabilities (absolute, accrued, contingent or otherwise) required by GAAP to be reflected or reserved against in the consolidated statement of assets and liabilities of SEi except (i) liabilities reflected or reserved against in the Form 10-Q Balance Sheet, and (ii) liabilities incurred since June 30, 1996 in the ordinary course of business and which, in the aggregate, do not have a Material Adverse Effect.

        5.10 Compliance with Laws. Except as set forth in Section 5.10 of the Disclosure Schedule, SEi has conducted its business so as to comply with, and is not in violation of, nor has it received any written notice claiming it is in violation of, any order, law, ordinance, statute, rule or regulation applicable to it, or to its business or any of its property or assets, except to the extent that such non-compliance would not have a Material Adverse Effect. SEi has all material licenses, permits, certificates of occupancy and authorizations necessary to conduct it business.

                                    ARTICLE 6
                        FURTHER COVENANTS AND AGREEMENTS

        6.1 Covenants of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to herein or in writing by SEi, Seller shall or, as appropriate shall cause DiagSoft and Subsidiary to:

             (a) conduct the Business solely in the ordinary course and consistent with past practices, which shall include incurrence of reasonable fees and expenses to the extent necessary to effect the consummation of the transaction contemplated hereby;

             (b) not take or intentionally omit to take any action which would result in a breach of any of Seller's representations and warranties hereunder in any material respect;

             (c) continue to maintain and service the physical assets used by DiagSoft and Subsidiary in the conduct of the Business consistent with past practices;

             (d) use its and their reasonable efforts to preserve the businesses and organization of DiagSoft and Subsidiary, to keep available the services of DiagSoft's and Subsidiary's present employees and agents and to maintain the relations and goodwill with the suppliers, customers (including the Customers), distributors and any others having business relations in connection with the Business;

             (e) use its and their reasonable efforts to cause all of the conditions to the obligations of SEi under this Agreement to be satisfied on or prior to the Closing Date and to obtain, prior to the Closing, all consents of all third parties and governmental authorities necessary for the consummation by Seller and DiagSoft of the transactions contemplated hereby. All such consents will be in writing and executed counterparts will be delivered to SEi at or prior to the Closing.

             (f) cooperate with SEi in SEi's making arrangements to obtain licenses, permits and certificates required to conduct the Business or own the Shares at Closing;

             (g) provide SEi's officers, employees, counsel, accountants and other representatives with full access to, during normal business hours, all of the books and records of DiagSoft, make available to representatives of SEi, knowledgeable employees of DiagSoft for reasonable periods of time to answer inquiries of such representatives with respect to SEi's investigation of DiagSoft and permit such representatives of SEi to consult with the officers, employees, accountants and counsel of Seller; provided that no such activities unreasonably interfere with the operation of the Business;

             (h) not grant to any Person a power of attorney or similar authority to act for DiagSoft;

             (i) not enter into any guarantee of the obligations of any Person to the extent such guarantee shall survive the Closing;

             (j) not amend the Articles or Certificate of Incorporation or Bylaws of DiagSoft or Subsidiary;

             (k) make no change in the amount of issued capital stock of DiagSoft or Subsidiary or issue or create any option, warrant or any other security of DiagSoft or Subsidiary;

             (l) not increase the compensation payable or to become payable to any officer, employee or agent of DiagSoft or Subsidiary other than in the ordinary course of the Business, nor make any bonus payment or arrangement to or with any officer, employee or agent of DiagSoft or Subsidiary other than in the ordinary course of the Business nor increase the benefits under nor make any amendment or modification to any DiagSoft Employee Benefit Plan;

             (m) not sell, transfer, lease, abandon or otherwise dispose of (or commit to do so) or initiate or solicit any discussions concerning the sale, lease or other disposal of, any assets of DiagSoft or Subsidiary; and

             (n) not, without the consent of SEi, which consent shall not unreasonably be withheld by SEi, enter into any contract or commitment calling for payment to or by DiagSoft or Subsidiary of an aggregate amount of more than $25,000 (excluding non-exclusive license agreements entered into consistently with past practice), which is not terminable by DiagSoft or Subsidiary on less than thirty (30) days' notice without penalty.

        6.2 Covenants of SEi Pending the Closing. SEi covenants and agrees that, pending the Closing and prior to the termination of this Agreement, and except as otherwise agreed to in writing by Seller:

             (a) SEi shall not take or intentionally omit to take any action which would result in a breach of any of SEi's representations and warranties hereunder in any material respect;

             (b) SEi shall use its reasonable efforts to cause all of the conditions to the obligations of Seller under this Agreement to be satisfied on or prior to the Closing Date and to obtain prior to the Closing, all consents of all third parties and governmental authorities necessary for the consummation by SEi of the transactions contemplated hereby. All such consents will be in writing and executed counterparts thereof will be delivered to Seller at or prior to the Closing; and

             (c) SEi shall promptly disclose to Seller any information relating to SEi's representations and warranties hereunder which, because of an event occurring after the date hereof, is incomplete or is no longer correct in any material respect.

        6.3 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, the parties will cooperate in the preparation and filing of other documents subsequent to Closing, including (to the extent it is not filed prior to Closing) DiagSoft's income tax return for the year ended June 30, 1996. Each party's filings with the relevant taxing authorities will be consistent with the treatment of the transaction contemplated hereunder as a tax free reorganization under Section 368(a) of the Internal Revenue Code.

        6.4 Effective Time of Closing and Transfer. The Closing shall be effective for all purposes as of the close of business on the Closing Date.

        6.5 Announcement. Except as expressly contemplated by this Agreement, the parties will mutually agree as to the time, form and content before issuing any press releases or otherwise making any public statements or statements to third parties with respect to transactions contemplated hereby and shall not issue any press release or, except as necessary to perform their respective obligations hereunder, discuss the transactions contemplated hereby with any third party prior to reaching mutual agreement with respect thereto, except as may be required by law. Notwithstanding the foregoing, in the event prior to the Closing any party hereto is required by law or the rules of any stock exchange on which such party's securities are traded to make a statement with respect to the transactions contemplated herein, such party shall notify in writing the other party hereto as to the time, form and content of such statement.

        6.6 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with due diligence reviews, the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered hereunder, and all other matters relating to the transactions contemplated hereby; provided, that the reasonable fees and expenses of Berliner Cohen and Lynn Wubbels & Co., DiagSoft's legal counsel and accountants, will be paid by DiagSoft. All transfer and intangible taxes, if any, in connection with the sale and delivery of the Shares hereunder shall be paid by Seller. All transfer and intangibles taxes, if any, in connection with the sale and delivery of the Purchase Price Shares hereunder shall be paid by SEi.

        6.7 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and give effect to the transactions contemplated hereby. If any consent or approval required for the consummation of the transactions contemplated hereby is not obtained prior to Closing, Seller shall cooperate with SEi, and attempt in good faith, to obtain such consent or approval during the one year period immediately following the Closing.

        6.8 Certain Agreements. On or before the Closing Date the undersigned will execute, or use their reasonable best efforts to cause to be executed, the following agreements to be effective upon the Closing:

             (a) An Escrow Agreement between SEi and Seller in the form of Exhibit A attached hereto.

             (b) A Registration Rights Agreement between SEi and Seller in the form of Exhibit B attached hereto.

             (c) A Consulting and Non-Competition Agreement between SEi and Seller, or a corporation wholly owned by Seller and by which Seller is employed, in the form of Exhibit C attached hereto.

        6.9  Covenant Not to Compete or Disclose Confidential Information.

             (a) Seller agrees that, unless acting with the prior written consent of SEi, he will not, either alone or in conjunction with any other Person, or directly or indirectly through any entity that he now or in the future controls, for a period of five (5) years from the Closing Date:
   (i) employ or solicit the employment of any Person who within the month preceding the Closing Date had been an employee of DiagSoft or Subsidiary, other than members of Seller's family who have not entered into employment agreements with DiagSoft or SEi; (ii) directly or indirectly engage or participate, whether as an officer, employee, director, agent, consultant, shareholder, partner or otherwise, in the ownership, management, marketing or operation of any aspect of the Business anywhere in the world (other than solely through the passive ownership of five percent (5%) or less of the equity securities or equivalent interests of any entity whose shares are traded on any nationally recognized securities exchange); or (iii) conduct any business that is similar to any part of the Business with any Person that is or was a customer of DiagSoft or Subsidiary during the year preceding the Closing Date.

             (b) The parties hereto acknowledge that (i) the covenants contained in this Section 6.9 are a material inducement to the consummation by SEi of the transactions contemplated by this Agreement and
   (ii) SEi would not have entered into or performed this Agreement but for the covenants herein contained.

             (c) It is stipulated and agreed that Seller is acquainted with confidential and privileged information of SEi and/or DiagSoft relating to customer files, customer lists, special customer matters, sales methods and techniques, merchandising concepts and plans, business plans, sources of supply and vendors, special business relationships with vendors, agents and brokers, promotional materials and information, financial matters, mergers, acquisitions, selective personnel matters and confidential processes, designs, formulas, ideas, plans, devices or materials, and other similar matters which are confidential (any and all such information being referred to herein as the "Confidential Information"); and that the use of the Confidential Information against SEi and/or DiagSoft would seriously damage SEi and/or the Business. As a consequence of the above, Seller agrees that, unless acting with the prior written consent of SEi, he shall, whether acting alone, in conjunction with any other Person, or directly or indirectly through any entity that he now or in the future controls: not use, divulge, publish or otherwise reveal or allow to be revealed any aspect of the Confidential Information to any Person; refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and have no right to apply for or to obtain any patent, copyright, or other form of intellectual property protection with regard to the Confidential Information. Seller hereby assigns and releases to DiagSoft any and all claims to or rights in any of the Confidential Information and agrees to execute and deliver such assignments, releases and other instruments as SEi shall reasonably request to evidence or confirm such assignments and releases.

             (d) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 6.9 would be inadequate and Seller hereby consents to the granting by any court of competent jurisdiction of an injunction or other suitable relief and without the posting of any bond or the necessity of actual monetary loss being proved, in order that such breach may be effectively restrained. In the event that this Section 6.9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended for too great a period of time, or as encompassing too large a geographic area, or over to great a range of activities, or any or a combination of these elements, the parties agree that these covenants shall be interpreted to extend only over the maximum period of time, geographic area, and range of activities as to which said court of competent jurisdiction deem reasonable and enforceable.

             (e) Seller acknowledges and agrees that he has or will become acquainted with material inside information concerning SEi in connection with the transactions contemplated by this Agreement. Accordingly, Seller hereby agrees that Seller and its affiliates shall not, for a period of six months following the Closing Date, directly or indirectly acquire, agree to acquire or make any proposal to acquire any securities of SEi without the prior written consent of SEi.

             (f) Notwithstanding any other provisions of this Section 6.9, SEi acknowledges that Seller intends to perform services and pursue business opportunities with respect to certain scientific applications software unrelated to the business of providing help desk or technical support services or the development, sale or licensing of diagnostic software for computers, including neural network, fuzzy logic, case based reasoning and other artificial intelligence concepts and functionalities, and to acquire and develop research, computer assisted designs, codes, ideas, plans, products and materials pertaining to such software ("AI Technology"). Accordingly, for purposes of this Section 6.9 only, the terms "Business" and "Confidential Information" shall not include AI Technology.

        6.10 DiagSoft Employees. SEi will not, during the ninety day period following the Closing, terminate, or cause or permit DiagSoft to terminate, the employment of any person employed by DiagSoft immediately prior to the Closing, other than for cause; provided, that neither SEi nor DiagSoft will have any liability or responsibility with respect to any person who voluntarily resigns prior to, upon or after the Closing and provided further that this provision is not intended to: (i) grant or create any rights or entitlements to or in any person not a party hereto;
   (ii) prohibit SEi or DiagSoft from altering any employee's responsibilities or functions, or modifying such employee's benefits to the extent consistent with SEi's internal policies and procedures.

        6.11 Release of Seller Guaranty. Within ten (10) days after the Closing Date, SEi will cause Seller to be released from his guaranty of DiagSoft's obligations under its Two Hundred Fifty Thousand Dollar ($250,000) line of credit facility with Coast Commercial Bank.

        6.12 Release by Seller. Seller hereby waives, releases and forever discharges DiagSoft and its parent, subsidiaries, officers and directors from any and all claims, causes of action, damages and liabilities of whatever nature or description, known or unknown, actual or contingent, which Seller or any party claiming through Seller might have or could claim against any of them, and which relates to or arises out of any action or set of facts occurring prior to the Closing.

        6.13 Payment of Seller Notes. Seller will, within one (1) day following demand therefor, pay to DiagSoft the full amount of the promissory notes issued by Seller in favor of DiagSoft (including all accrued and unpaid interest thereon). Seller acknowledges and agrees that time is of the essence regarding its compliance with this section, and that SEi will suffer irreparable damage if such notes are not paid in full promptly following demand therefor.

                                    ARTICLE 7
                                   TERMINATION

        7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

             (a)  by mutual written agreement executed by Seller and SEi;

             (b) by Seller or SEi at any time after August 30, 1996 if, through no fault of the party seeking termination, the Closing shall not have occurred;

             (c) by Seller or SEi, if any governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

             (d) by SEi, if there has been a material violation or breach by Seller of any agreement or any representation or warranty contained in this Agreement which (i) is not curable, (ii) has rendered the satisfaction of any condition to the obligations of SEi impossible, and
   (iii) has not been waived by SEi; or

             (e) by Seller, if there has been a material violation or breach by SEi of any agreement, representation or warranty contained in this Agreement which (i) is not curable, (ii) has rendered the satisfaction of any condition to the obligations of Seller impossible, and (iii) has not been waived by Seller.

        7.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other parties hereto and this Agreement (other than Sections 6.6 and 6.9(e) hereof and this Section 7.2, which shall survive termination) shall terminate and the transactions contemplated hereby shall be abandoned without further action by the parties hereto. If this Agreement is terminated as provided herein:

             (a) all information with respect to the Business or DiagSoft received by and in the possession of SEi or any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with SEi shall be, at Seller's option, returned to Seller or destroyed by SEi;

             (b) all material, non-public information with respect to SEi received by and in the possession of Seller or any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Seller shall be, at SEi's option, returned to SEi or destroyed by Seller;

             (c)  any termination pursuant to subparagraph (b), (c), (d), or
   (e) of Section 7.1 shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise; and

             (d) all filings, applications and other submissions made pursuant to Section 6.3 hereof or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other Person to which made.

                              ARTICLE 8
                    CONDITIONS TO SEi'S OBLIGATIONS

        Each and every obligation of SEi to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

        8.1 Seller's Closing Deliveries. Seller shall have delivered, or caused to be delivered, to SEi at or prior to the Closing each of the following:

                  (i) certificate(s) representing the Shares, duly endorsed in blank by Seller, or accompanied by a duly endorsed stock transfer power;

                  (ii) the Escrow Agreement referenced in Section 6.8(a) executed by Seller;

                  (iii)     the Registration Rights Agreement referenced in
   Section 6.8(b) executed by Seller;

                  (iv) the Consulting and Non-Competition Agreement referenced in Section 6.8(c) executed by Seller;

                  (v) with respect to DiagSoft and Subsidiary, a certificate of good standing issued by the secretary of state of California and Hawaii, respectively, and a certificate of qualification or good standing in each of the jurisdictions in which DiagSoft or Subsidiary is required to be qualified to transact business issued by the secretary of state or other appropriate authority of each such jurisdiction, and in each case, dated no more than thirty (30) days prior to the Closing Date;

                  (vi) a copy of the Articles of Incorporation and bylaws of each of DiagSoft and Subsidiary which shall be certified to be accurate, complete and as in effect as of the Closing Date by the Secretary of such entity;

                  (vii) a certificate representing all issued and outstanding shares of Subsidiary;

                  (viii) the minute and stock books and corporate seal (if any) of DiagSoft and Subsidiary;

                  (ix) the resignations of those officers and directors of DiagSoft and Subsidiary who are identified in Section 8.1 of the Disclosure Schedule;

                  (x) valid and binding consents of all Persons whose consent or approval is required to be set forth in Sections 4.5 and 4.6 of the Disclosure Schedule; and

                  (xi) the certificates referenced in Sections 8.2 and 8.3.

        8.2 Representations and Warranties. The representations and warranties of Seller contained in this Agreement, as modified by the Disclosure Schedule, shall have been true on the date hereof, and shall be true on the Closing Date with the same effect as though such representations were made as of such date and Seller shall have delivered to SEi on the Closing Date a certificate, dated the Closing Date, to such effect which certificate shall be executed by Seller and by each of the President and Chief Financial Officer of DiagSoft who shall make such certification to the best of his knowledge, solely in his capacity as an officer of DiagSoft and not as an individual.

        8.3 Performance. Seller shall have, in all material respects, performed and complied with all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing and Seller shall have delivered to SEi on the Closing Date a certificate, dated the Closing Date, to such effect.

        8.4 Legal Opinion. Counsel for Seller shall have delivered to SEi its opinion dated the Closing Date, in form and substance reasonably satisfactory to SEi and addressing the matters covered in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.20 of this Agreement.

        8.5 Governmental Consents and Approvals. All necessary and appropriate governmental consents, approvals and filings shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

        8.6 No Injunction or Proceeding. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

        8.7 Employment Agreements. SEi shall have obtained executed agreements for the continued employment by DiagSoft of each of the following persons, which agreements shall contain releases of any claims such employees may have against or with respect to DiagSoft or SEi, and such other terms as shall be satisfactory to SEi: Rick Farrington, Tom Colamonico, Larry Bettencourt, Turin Leung, and Roger Ivey.

        8.8 Other Agreements. SEi shall have obtained executed work product, assignment and/or employment agreements from each of the following persons, which agreements shall contain such terms as shall be satisfactory to SEi: Evan Lau, Jonathan Gordon, Edward Merrifield and Jeffrey O. Kraft.

        8.9 Escrow Agreement. SEi shall have obtained from the Escrow Agent an executed escrow agreement in the form attached hereto as Exhibit A.

                                    ARTICLE 9
                       CONDITIONS TO SELLER'S OBLIGATIONS

        Each and every obligation of Seller to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

        9.1 Delivery of Purchase Price Shares. SEi shall have delivered or caused to be delivered to Seller an irrevocable letter of instructions to the Transfer Agent for the issuance of certificates representing the Purchase Price Shares in accordance with Article 3 hereof.

        9.2 SEi's Closing Deliveries. SEi shall deliver, or cause to be delivered, to Seller at the Closing each of the following:

                  (i) valid and binding consents of all Persons, if any, whose consent or approval is required to be set forth in Section 5.4 of the Disclosure Schedule;

                  (ii) the Escrow Agreement referenced in Section 6.8(a) executed by SEi;

                  (iii)     the Registration Rights Agreement referenced in
   Section 6.8(b) executed by SEi;

                  (iv) the Consulting and Non-Competition Agreement referenced in Section 6.8(c) executed by SEi;

                  (v) a certified copy of the resolutions of the Board of Directors of SEi authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the issuance of the Purchase Price Shares; and

                  (vi) the certificates referenced in Sections 9.3 and 9.4 hereof.

        9.3 Representations and Warranties True. The representations and warranties of SEi contained in this Agreement, as modified by the Disclosure Schedule, shall have been true on the date hereof and shall be true on the Closing Date with the same effect as though such representations were made as of such date, and SEi shall have delivered to Seller on the Closing Date a certificate, dated as of the Closing Date, to such effect.

        9.4 Performance. SEi shall have, in all material respects, performed and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing and SEi shall have delivered to Seller on the Closing Date a certificate, dated as of the Closing Date, to such effect.

        9.5 Legal Opinion. Counsel for SEi shall have delivered to Seller its opinion dated the Closing Date in form and substance reasonably satisfactory to Seller and addressing the matters covered in Sections 5.1, 5.2, 5.3, 5.4 and 5.5 of this Agreement.

        9.6 Governmental Consents and Approvals. All necessary and appropriate governmental consents, approvals and filings shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

        9.7 No Injunction or Proceeding. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

                                   ARTICLE 10
                                 INDEMNIFICATION

        10.1 Indemnification by Seller.

             (a) Seller shall reimburse, indemnify and hold SEi, DiagSoft, Subsidiary and their respective officers, directors, shareholders, employees and agents harmless from and against any and all demands, claims, actions, suits, liabilities, damages, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) relating to, resulting from or arising out of:

                  (i) any breach or inaccuracy of the representations or warranties made hereunder or in any of the Related Agreements by Seller, other than the representations and warranties contained in Section 4.9;

                  (ii) any breach or violation of any covenant or agreement made hereunder or in any of the Related Agreements by Seller;

                  (iii) (A) any breach or inaccuracy of the representations and warranties contained in Section 4.9, (B) any of the matters described or referred to in Section 4.9 of the Disclosure Schedule, or (C) any failure by DiagSoft or Subsidiary to file on a timely basis complete and accurate reports or Returns in respect of, or to pay on a timely basis, any Taxes arising from the operations, income or properties of DiagSoft or Subsidiary, to the extent such filing or payment was due prior to the Closing Date; provided, that there shall be no indemnity with respect to the matter described in item 5 of Section 4.9 of the Disclosure Schedule..

                  (iv) any of the matters described or referred to in Sections 4.8 or 4.20 of the Disclosure Schedule; or

                  (v)  any of the matters described or referred to in
   Section 4.19 of the Disclosure Schedule.

        10.2 Indemnification by SEi.

             (a) SEi shall reimburse, indemnify and hold Seller harmless from and against any and all demands, claims, actions, suits, liabilities, damages, losses, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees relating to, resulting from or arising out of:

                  (i) any breach or inaccuracy of the representations or warranties made hereunder or in any of the Related Agreements by SEi; or

                  (ii) any breach or violation of any covenant or agreement made hereunder or in any of the Related Agreements by SEi.

        10.3 Survival of Representations. The representations and warranties set forth in Sections 4.7, 4.8, 4.11, 4.14, 4.23 and 4.27 shall survive until and through the first anniversary of the Closing Date, at which time such representations and warranties shall expire. The representations and warranties set forth in Sections 4.4, 4.9, 4.10 and 4.12 shall survive until and through the sixth anniversary of the Closing Date at which time such representations and warranties shall expire. All other representations and warranties made pursuant to this Agreement including, without limitation, all representations and warranties made in any exhibit or schedule or certificate delivered thereunder shall survive until and through the third anniversary of the Closing Date, at which time such representations and warranties shall expire.

        10.4 Indemnification Claims Procedures. All claims for indemnification by any party seeking indemnification (the "Indemnified Party") from the other party (the "Indemnifying Party") under Sections
   10.1 or 10.2 shall be asserted and resolved as follows:

             (a) In the event that any claim or demand for which the Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party (and any pertinent insurance carrier) in reasonable detail of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by counsel of the Indemnifying Party's own choosing, either in the Indemnifying Party's name, or in the Indemnified Party's name by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense and, in any event, the Indemnified Party shall cooperate with the Indemnifying Party and such counsel. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party, to the extent consistent with the application of relevant evidentiary privileges. The Indemnifying Party shall keep the Indemnified Party reasonably apprised of the course of any negotiations or proceedings and the Indemnifying Party shall not settle any claim or demand without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or unduly delayed. As soon as reasonably practicable after the Indemnifying Party has reached a final decision as to whether or not all or any portion of the obligations related to such claim or demand are the obligations for which the Indemnifying Party is required to indemnify such Indemnified Party hereunder and, in any event, prior to entering into any such settlement or other final resolution of any claim or demand, the Indemnifying Party shall notify the Indemnified Party in writing of its position as to whether or not all or any portion of the obligations related to such claim or demand are the obligations for which the Indemnifying Party is required to indemnify such Indemnified Party in accordance with this Article 10.

             (b) If the Indemnifying Party elects or is deemed to have elected not to take over the defense of any such claim or demand, the Indemnified Party shall have the right to defend, compromise and settle such claim or demand on such terms as the Indemnified Party in their discretion may determine, subject to the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or unduly delayed, and the Indemnifying Party shall continue to be bound to indemnify the Indemnified Party in accordance with and to the extent provided under the terms of this Article 10. The Indemnified Party shall or shall direct in writing its counsel to deliver to the Indemnifying Party copies of all correspondence and other matters relating to such claim or demand. Notwithstanding the foregoing, to the extent that the claim or demand involves or could result in claims against, or potential liability of, the Indemnifying Party the extent or nature of which were not known by the Indemnifying Party as of the date the Indemnifying Party elects or is deemed to have elected not to take over the defense of such claim or demand, the Indemnifying Party shall, by written notice to the Indemnified Party, be entitled to take over the defense of such claim or demand.

             (c) In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.

             (d) No claim for indemnification hereunder arising from a breach of a representation or warranty shall be valid unless notice of such claim as provided herein is made prior to the expiration of such representation or warranty under Section 10.3. Except as provided in the preceding sentence, the Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to an Indemnified Party except to the extent the failure to give such notice prejudiced the Indemnifying Party.

        10.5 Right of Set-Off. In addition to any other remedy available in equity or at law, the Indemnified Party shall be entitled to set off the amount of any obligation for which it is entitled to be indemnified under this Article 10 against any Purchase Price Shares held in escrow in accordance with Section 3.2 above, and any amounts payable to the Indemnifying Party hereunder or under any other agreement contemplated hereby.

        10.6 Limitations on Liability. The maximum aggregate liability of SEi on one hand, and Seller on the other hand, under this Article 10 shall not exceed the aggregate value of the Purchase Price Shares determined by reference to the SEi Closing Price.

                                   ARTICLE 11
                                  MISCELLANEOUS

        11.1 Dispute Resolution.

             (a) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any Related Agreement to which Seller and SEi are parties or any contract or agreement entered into pursuant hereto, or arising out of or relating to the performance by the parties of its or their terms, shall be settled by binding arbitration held in Tampa, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 11. Notwithstanding the foregoing, SEi may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants under Article 6 of this Agreement.

             (b) Arbitration. The panel to be appointed shall consist of three neutral arbitrators.

             (c) Procedures; No Appeal. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrators. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

             (d) Authority. The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief. Unless the arbitrators find that exceptional circumstances require otherwise, the arbitrators will include in the award the prevailing party's costs of arbitration and reasonable attorneys' fees.

             (e) Entry of Judgment. Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction. SEi and Seller hereby submit to the in personam jurisdiction of the Federal and State courts in California and Florida, for the purpose of confirming any such award and entering judgment thereon.

             (f) Confidentiality. All proceedings under this Article 11, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

             (g) Continued Performance. The fact that the dispute resolution procedures specified in this Article 11 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

             (h) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 11 are pending. The parties will take such action, if any, required to effectuate such tolling.

        11.2 Entire Understanding, Waiver, Etc. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior or contemporaneous agreements, arrangements and understandings relating to the subject matter hereof, and the provisions hereof may not be changed, modified, waived or altered except by an agreement in writing signed by the party entitled to the benefit of the provision(s) to be waived hereto. A waiver by any party of any of the terms or conditions of this Agreement, or of any breach thereof, shall not be deemed a waiver of such term or condition for the future, or of any other term or condition hereof, or of any subsequent breach thereof.

        11.3 Severability. If any provision of this Agreement or the application of such provision shall be held by a court of competent jurisdiction to be unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

        11.4 Captions. The captions herein are for convenience only and shall not be considered a part of this Agreement for any purpose, including, without limitation, the constructions or interpretation of any provision hereof.

        11.5 Notices. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Agreement shall be in writing. All Notices shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a Business Day during the hours of 9:00 a.m. and 6:00 p.m. at the location of the party receiving the Notice and confirmed by first class mail, but if not, then immediately upon the beginning of the first Business Day after being sent; if by FedEx, Express Mail or any other reputable overnight delivery service, one Business Day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five Business Days after mailing. Notwithstanding the foregoing, with respect to any Notice given or made by telecopier or similar device, such Notice shall not be effective unless and until (i) the telecopier or similar advice being used prints a written confirmation of the successful completion of such communication by the party sending the Notice, and (ii) a copy of such Notice is deposited in first class mail to the appropriate address for the party to whom the Notice is sent. In addition, notwithstanding the foregoing, a notice of a change of address by a party hereto shall not be effective until received by the party to whom such notice of a change of address is sent. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this Section):

             (a)  If to Seller:       Gordon Kraft
                                      1215 Silver Lakes Blvd.
                                      Naples, FL  33961
                                      Fax Number: _________________

             (b)  If to SEi:          Sykes Enterprises, Incorporated
                                      100 North Tampa Street
                                      Suite 3900
                                      Tampa, Florida 33602
                                      Attention: Chief Financial Officer
                                      Fax Number: (813) 273-0148

        11.6 Successors and Assigns. Neither this Agreement nor any of the rights or obligations arising hereunder shall be assignable without the prior written consent of the parties hereto; provided, however, that notwithstanding the foregoing, SEi may assign its rights and obligations under this Agreement to any wholly owned subsidiary of SEi which agrees in writing to be bound by and to perform fully all of SEi's obligations hereunder and, provided that in the event of any such assignment by SEi, SEi shall remain liable hereunder for the performance of SEi's obligations hereunder notwithstanding such assignment.

        11.7 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer upon any Person, other than the parties hereto, and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

        11.9 Definition of "ordinary course". For purposes of this Agreement, an activity is deemed to be in "the ordinary course" of a Person's business if such activity is in accordance with:

             (a) customary business practices and usages of trade prevailing in the industry in which such Person operates; and

             (b) such Person's historical and customary practice with respect to such activity.

        11.10 Construction of Terms. Any reference herein to the masculine or neuter shall include the masculine, the feminine and the neuter, and any reference herein to the singular or plural shall include the opposite thereof. The parties to this Agreement acknowledge that each party and counsel to each party has participated in the drafting of this Agreement and agree that this Agreement shall not be interpreted against one party or the other based upon who drafted it.

        11.11 Governing Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of Florida applicable to agreements made and to be performed in that jurisdiction.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

                                           SELLER:

                                           _______________________________
                                           Gordon H. Kraft

                                           SEi:

                                           SYKES ENTERPRISES, INCORPORATED

                                           By:__________________________

                                           Its:__________________________

                           SPOUSAL JOINDER AND CONSENT


        I am the spouse of Gordon H. Kraft. To the extent that I have any community property interest in my spouse's shares (the "Shares") of DIAGSOFT, INC. (the "Company"), I hereby join in the Stock Purchase Agreement of even date herewith entered into between SYKES ENTERPRISES, INCORPORATED ("SEi") and GORDON H. KRAFT (the "Agreement"), and agree to be bound by its terms and conditions to the same extent as my spouse. I have read the Agreement, understand its terms and conditions, and to the extent that I have felt it to be necessary, I have retained independent legal counsel to advise me concerning the legal effect of the Agreement and this Spousal Joinder and Consent.

        I understand and acknowledge that SEi is significantly relying on the validity and accuracy of this Spousal Joinder and Consent in entering into the Agreement.

        Executed this ____ day of ____________, 1996.

                                 Signature:     _____________________________

                                 Printed or Typed Name:   _________________

                               DISCLOSURE SCHEDULE

   Section 4.1.      Corporate Organization
   Section 4.2.      Capitalization
   Section 4.5.      Seller's Consents and Approvals; No Violations
   Section 4.6.      DiagSoft's Consents and Approvals; No Violations
   Section 4.7.      Financial Statements
   Section 4.8.      Undisclosed Liabilities
   Section 4.9.      Taxes
   Section 4.10(a).  List of Material Fixed Assets
   Section 4.10(b).  Permitted Encumbrances
   Section 4.11.     Absence of Changes
   Section 4.12.     Intellectual Property
   Section 4.13.     Leases
   Section 4.14(a).  Bank Accounts
   Section 4.14(b).  Investments
   Section 4.15.     Material Contracts and Customers
   Section 4.16.     Related Transactions
   Section 4.17.     Insurance
   Section 4.18(a).  Labor Disputes
   Section 4.18(b).  List of Employees
   Section 4.19.     Employee Benefit Plans
   Section 4.20.     Litigation
   Section 4.21.     Compliance with Laws
   Section 4.22.     Environmental Matters
   Section 4.25.     Adequacy of Assets
   Section 4.26.     Pooling of Interests
   Section 4.27.     Accounts Receivable
   Section 5.4.      SEi's Consents and Approvals; No Violations
   Section 5.5.      Litigation
   Section 5.9.      Undisclosed Liabilities
   Section 5.10.     Compliance with Laws
   Section 8.1.      Resignations of Officers and Directors

                                TABLE OF CONTENTS

                                                                         Page

   ARTICLE 1
   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

   ARTICLE 2
   PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . . . . . . . . .  5

   ARTICLE 3
   DELIVERY OF PURCHASE PRICE SHARES . . . . . . . . . . . . . . . . . . .  5
        3.1  Delivery to Seller  . . . . . . . . . . . . . . . . . . . . .  5
        3.2  Delivery to Escrow Agent  . . . . . . . . . . . . . . . . . .  5

   ARTICLE 4
   REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . .  5
        4.1  Corporate Organization  . . . . . . . . . . . . . . . . . . .  5
        4.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . .  6
        4.3  Authority . . . . . . . . . . . . . . . . . . . . . . . . . .  6
        4.4  Ownership of Shares; Title  . . . . . . . . . . . . . . . . .  7
        4.5  Seller's Consents and Approvals; No Violations  . . . . . . .  7
        4.6  DiagSoft's Consents and Approvals; No Violations  . . . . . .  7
        4.7  Financial Statements  . . . . . . . . . . . . . . . . . . . .  7
        4.8  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .  8
        4.9  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
        4.10 Title to Properties . . . . . . . . . . . . . . . . . . . . .  9
        4.11 Absence of Changes  . . . . . . . . . . . . . . . . . . . . .  9
        4.12 Intellectual Property . . . . . . . . . . . . . . . . . . . . 11
        4.13 Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
        4.14 Bank Accounts; Investments  . . . . . . . . . . . . . . . . . 14
        4.15 Material Contracts and Customers  . . . . . . . . . . . . . . 15
        4.16 Related Transactions  . . . . . . . . . . . . . . . . . . . . 16
        4.17 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 17
        4.18 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . 17
        4.19 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . 18
        4.20 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . 20
        4.21 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . 20
        4.22 Environmental Matters . . . . . . . . . . . . . . . . . . . . 20
        4.23 Books and Records . . . . . . . . . . . . . . . . . . . . . . 21
        4.24 Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . 21
        4.25 Adequacy of Assets  . . . . . . . . . . . . . . . . . . . . . 21
        4.26 Pooling of Interests; Tax Free Reorganization . . . . . . . . 22
        4.27 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . 22
        4.28 Brokers and Finders . . . . . . . . . . . . . . . . . . . . . 22
        4.29 Investment Intent; Information Disclosures  . . . . . . . . . 23
        4.30 Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . 24

   ARTICLE 5
   REPRESENTATIONS AND WARRANTIES OF SEi . . . . . . . . . . . . . . . . . 24
        5.1  Corporate Organization  . . . . . . . . . . . . . . . . . . . 24
        5.2  Capitalization of SEi . . . . . . . . . . . . . . . . . . . . 24
        5.3  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . 24
        5.4  SEi's Consents and Approvals; No Violations . . . . . . . . . 24
        5.5  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . 25
        5.6  Brokers and Finders . . . . . . . . . . . . . . . . . . . . . 25
        5.7  SEi Information . . . . . . . . . . . . . . . . . . . . . . . 25
        5.8  No Material Adverse Change  . . . . . . . . . . . . . . . . . 25
        5.9  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . 25
        5.10 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . 25

   ARTICLE 6
   FURTHER COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . 26
        6.1  Covenants of Seller Pending the Closing . . . . . . . . . . . 26
        6.2  Covenants of SEi Pending the Closing  . . . . . . . . . . . . 27
        6.3  Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
        6.4  Effective Time of Closing and Transfer  . . . . . . . . . . . 28
        6.5  Announcement  . . . . . . . . . . . . . . . . . . . . . . . . 28
        6.6  Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . 28
        6.7  Further Assurances  . . . . . . . . . . . . . . . . . . . . . 28
        6.8  Certain Agreements  . . . . . . . . . . . . . . . . . . . . . 29
        6.9  Covenant Not to Compete or Disclose Confidential
             Information . . . . . . . . . . . . . . . . . . . . . . . . . 29
        6.10 DiagSoft Employees  . . . . . . . . . . . . . . . . . . . . . 31
        6.11 Release of Seller Guaranty  . . . . . . . . . . . . . . . . . 31
        6.12 Release by Seller . . . . . . . . . . . . . . . . . . . . . . 31
        6.13 Payment of Seller Notes . . . . . . . . . . . . . . . . . . . 31

   ARTICLE 7
   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
        7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . 31
        7.2  Procedure and Effect of Termination . . . . . . . . . . . . . 32

   ARTICLE 8
   CONDITIONS TO SEi'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . 32
        8.1  Seller's Closing Deliveries . . . . . . . . . . . . . . . . . 32
        8.2  Representations and Warranties  . . . . . . . . . . . . . . . 33
        8.3  Performance . . . . . . . . . . . . . . . . . . . . . . . . . 34
        8.4  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . 34
        8.5  Governmental Consents and Approvals . . . . . . . . . . . . . 34
        8.6  No Injunction or Proceeding . . . . . . . . . . . . . . . . . 34
        8.7  Employment Agreements . . . . . . . . . . . . . . . . . . . . 34
        8.8  Other Agreements  . . . . . . . . . . . . . . . . . . . . . . 34
        8.9  Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . 34

   ARTICLE 9
   CONDITIONS TO SELLER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . 34
        9.1  Delivery of Purchase Price Shares . . . . . . . . . . . . . . 34
        9.2  SEi's Closing Deliveries  . . . . . . . . . . . . . . . . . . 35
        9.3  Representations and Warranties True . . . . . . . . . . . . . 35
        9.4  Performance . . . . . . . . . . . . . . . . . . . . . . . . . 35
        9.5  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . 35
        9.6  Governmental Consents and Approvals . . . . . . . . . . . . . 35
        9.7  No Injunction or Proceeding . . . . . . . . . . . . . . . . . 35

   ARTICLE 10
   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
        10.1 Indemnification by Seller . . . . . . . . . . . . . . . . . . 36
        10.2 Indemnification by SEi  . . . . . . . . . . . . . . . . . . . 36
        10.3 Survival of Representations . . . . . . . . . . . . . . . . . 37
        10.4 Indemnification Claims Procedures . . . . . . . . . . . . . . 37
        10.5 Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . 38
        10.6 Limitations on Liability  . . . . . . . . . . . . . . . . . . 38

   ARTICLE 11
   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
        11.1 Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . 39
             (a)  Arbitration  . . . . . . . . . . . . . . . . . . . . . . 39
             (b)  Arbitration  . . . . . . . . . . . . . . . . . . . . . . 39
             (c)  Procedures; No Appeal  . . . . . . . . . . . . . . . . . 39
             (d)  Authority  . . . . . . . . . . . . . . . . . . . . . . . 39
             (e)  Entry of Judgment  . . . . . . . . . . . . . . . . . . . 39
             (f)  Confidentiality  . . . . . . . . . . . . . . . . . . . . 39
             (g)  Continued Performance  . . . . . . . . . . . . . . . . . 39
             (h)  Tolling  . . . . . . . . . . . . . . . . . . . . . . . . 40
        11.2 Entire Understanding, Waiver, Etc.  . . . . . . . . . . . . . 40
        11.3 Severability  . . . . . . . . . . . . . . . . . . . . . . . . 40
        11.4 Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . 40
        11.5 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
        11.6 Successors and Assigns  . . . . . . . . . . . . . . . . . . . 41
        11.7 Parties in Interest . . . . . . . . . . . . . . . . . . . . . 41
        11.8 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . 41
        11.9 Definition of . . . . . . . . . . . . . . . . . . . . . . . . 41
        11.10 Construction of Terms  . . . . . . . . . . . . . . . . . . . 41
        11.11 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 42

   EXHIBITS

        Exhibit A      Form of Escrow Agreement
        Exhibit B      Form of Registration Rights Agreement
        Exhibit C      Form of Consulting and Non-Competition Agreement